EXHIBIT 10.46

January 3, 2019

Chieh-Ju Tsai
c/o Lands’ End, Inc.
5 Lands’ End Lane
Dodgeville, WI 53595

Dear Chieh,

We are pleased to confirm the details of your promotion to Chief Product Officer, effective January 7, 2019. We all believe the future of Lands' End will provide us with many opportunities for growth and the company is well positioned for continued success. By signing this letter, you are agreeing to the details of your promotion, as set forth below.

The following outlines the changes to your compensation package:

•	Annual base salary of $500,000 paid in bi-weekly payments. You will next be eligible for a merit review in May of 2020.

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Your annual target bonus incentive opportunity for FY2019 will increase to 75% of your base salary. The portion of the bonus target paid each year is based on your performance and the company’s fiscal results.

•	Your annual target incentive opportunity under the Lands’ End Long-term Incentive Plan will increase to 100% of your base salary for FY2019.

•	All aspects of this compensation package are subject to approval by the Compensation Committee of the Lands’ End Board of Directors.

•
As a condition of this promotion, you will be required to sign a new Executive Severance Agreement (ESA).  While the terms and conditions of the ESA will govern, here is a summary of some of the items covered by the ESA: If your employment with Lands’ End is terminated by Lands’ End (other than for Cause, death or Disability) or by you for Good Reason (all as defined in the ESA), you will eligible to receive twelve (12) months of salary continuation, equal to your base salary at the time of termination, reduced by any interim earnings you may otherwise receive. Under the ESA, you agree, among other things, not to disclose confidential information and, for eighteen (18) months following termination of employment, not to solicit our employees.  You also agree not to aid, assist or render services for any Competitive Business (as defined in the ESA) for twelve (12) months following termination of employment.  The non-disclosure, non-solicitation and non-compete provisions apply regardless of whether you are eligible for severance benefits under the ESA.

Chieh, we all think highly of you and believe there will be continued opportunity to leverage your knowledge, experience, and leadership as we pursue our vision of becoming a global lifestyle brand.

Sincerely,
/s/ Jerome S Griffith	/s/ Chieh-Ju Tsai
Jerome S Griffith	Chieh-Ju Tsai
Chief Executive Officer and President